Exhibit 10.1

Employment Term Sheet

Geoffrey W. Perich

President – Global Construction & Agriculture

November 2014

Event	Provision
Title	President – Global Construction & Agriculture
Start Date	November 1, 2014
Employer	Commerical Vehicle Group, Inc. (“CVGI”) All prior agreements between you and CVGI or any subsidiary of CVGI is hereby revoked and made null and void as of November 1, 2014
Base Salary	$300,000 USD, annualized, paid in accordance with the local payroll processing schedule
Annual Incentive

Target equal to 75% of base salary, pro-rated for 2014 based on your promotion date such that your 2014 award will be calculated at 50% for the first ten months of the year and 75% for the last two months of the year.

The CVG 2014 Bonus Plan measures are exclusively financial in nature and are tied to corporate and divisional Net Sales, Operating Profit Margin and Return on Average Invested Capital targets. Payouts range from 0% - 200% of target based on performance against plan.

Long Term Incentive	Participation in long term incentive awards for which similarly situated leadership employees are generally eligible. The level of individual participation is determined by the Compensation Committee of the Board of Directors and has historically included a restricted share award which vests ratably over a three year period and a cash-based performance award based on relative total shareholder return versus a peer group comprised of fourteen companies with payouts ranging from 0% - 150% of target based on performance relative to the peer group.
Change in Control

Your employment will be subject to a U.S. Change in Control and Non-Competition Agreement (the “U.S. Change in Control Agreement”) that provides severance provisions for a number of potential separation scenarios. A copy of your executed U.S. Change in Control Agreement is filed as Exhibit 10.2 to the Form 8-K filed by the Company with the U.S. Securities & Exchange Commission on October 28, 2014.

To the extent any termination payments are due at separation pursuant to the applicable laws and regulations of PRC, those statutory payments shall be deducted from any severance paid under the US Change in Control Agreement, such that the total payments shall not exceed the severance provided for under the U.S. Change in Control Agreement.
Vacation/Holiday	Four weeks of paid vacation per calendar year. Company paid holidays per year in accordance with published local observation calendar, with a minimum of ten per calendar year.
Benefits	The Company will provide an international private or group health insurance policy for you and your family for the duration of the international assignment.
Housing	The Company will cover the cost of a mutually acceptable furnished apartment in Shanghai including utilities, phone service, internet servie and satellite or cable television
Vehicle Privilege	We will pay for the cost of a western company car and driver/translator for the duration of the assignment.
Tuition	The Company will cover education costs for a private, accreditted, international school until your international assignment or your employment ends, or until your dependent children graduate from high school/secondary school, whichever comes first.
Visa	This assignment is contingent upon your maintaining the required passport, visas and work permits necessary to maintain your position in China. You must agree to work with the Company to maintain all necessary documentation. The Company will bear the full expense of obtaining and maintaining such documents, including the cost of any ongoing inoculation requirements for you and your family.
Financial/Tax Planning and Legal Terms

You may be subject to personal income taxation in both your home country and expatriate country. In order to protect you from double taxation, the Company will fund your income taxes in the host country for all Company employment related income.

The Company also agrees to pay for the services of a Finance Planner and Tax Advisor up to $3,000 per annum during the years in which there are tax implications from the assignment.

Details on tax equalization benefits and customary legal terms will be provided in the formal employment offer and assignment agreement.

Trip Home	The Company agrees to pay or reimburse the cost of one round trip to Australia each year for you and your dependent family.
Restrictive Covenants	Key employee stock ownership provision equal to two times base salary. Twelve month non competition, non solicitation period

Acknowledged and Accepted:

/s/ Geoffrey Perich
Geoffrey W. Perich, Executive

/s/ Laura Macias
Laura Macias, Chief Human Resources Officer